EXHIBIT 99.1
Fastenal Company Reports 2018 Second Quarter Earnings
WINONA, Minn., July 11, 2018 (GLOBE NEWSWIRE) -- Fastenal Company (Nasdaq:FAST), a leader in the wholesale distribution of industrial and construction supplies, today announced its financial results for the quarter ended June 30, 2018. Except for share and per share information, or as otherwise noted below, dollar amounts are stated in millions. Throughout this document, percentage and dollar calculations, which are based on non-rounded dollar values, may not be able to be recalculated using the dollar values included in this document due to the rounding of those dollar values.
PERFORMANCE SUMMARY

	Six-month Period			Three-month Period
	2018	2017	Change	2018	2017	Change
Net sales	$2,453.7	2,169.2	13.1%	$1,267.9	1,121.5	13.1%
Business days	128	128		64	64
Daily sales	$19.2	16.9	13.1%	$19.8	17.5	13.1%
Gross profit	$1,195.3	1,076.5	11.0%	$617.7	558.5	10.6%
% of sales	48.7%	49.6%		48.7%	49.8%
Operating income	$503.5	450.0	11.9%	$269.0	237.5	13.3%
% of sales	20.5%	20.7%		21.2%	21.2%
Earnings before income taxes	$497.8	446.3	11.6%	$265.9	235.4	13.0%
% of sales	20.3%	20.6%		21.0%	21.0%
Net earnings	$385.5	283.1	36.2%	$211.2	148.9	41.9%
Diluted net earnings per share	$1.34	0.98	36.9%	$0.74	0.52	42.6%
Quarterly Results of Operations
Net sales increased $146.4, or 13.1%, from the second quarter of 2017 to the second quarter of 2018. This increase was driven by higher unit sales related primarily to continued strength in underlying market demand and contribution from our growth drivers, most notably industrial vending and Onsite locations. A lesser contributor to our sales growth in the second quarter of 2018 was higher pricing instituted at the end of the fourth quarter of 2017 to mitigate inflation in the marketplace. Fastener products represented 35.4% of sales in the second quarter of 2018. Daily sales of fastener products grew 11.1%. Our sales of non-fastener products represented 64.6% of sales in the second quarter of 2018 and grew 14.8% on a daily basis.
Our gross profit, as a percentage of net sales, declined 110 basis points to 48.7% in the second quarter of 2018 from 49.8% in the second quarter of 2017. We instituted a modest price increase in the second quarter of 2017 ahead of inflationary pressures that we were seeing in our supply chain, which produced an unseasonably strong gross profit margin in the three-month period. As inflation in the marketplace began to move through our income statement, it began to reduce the gross profit margin benefit we saw in the second quarter of 2017. Additional components that adversely affected our gross profit percentage during the second quarter of 2018 included higher freight expenses and changes in product and customer mix. Relative to the first quarter of 2018, our second quarter of 2018 gross profit percentage was flat. Challenges from product inflation and mix were offset by improvements in our freight management and leverage related to growth.
Our operating income, as a percentage of net sales, was 21.2% in both the second quarter of 2018 and the second quarter of 2017. Our operating and administrative expenses (including a gain on sales of property and equipment), as a percentage of net sales, improved to 27.5% in the second quarter of 2018 compared to 28.6% in the second quarter of 2017. The primary reason for this improvement was our ability to leverage employee-related, occupancy-related, and general corporate expenses.
Employee-related expenses, which represent 65% to 70% of operating and administrative expenses, increased 10.0% in the second quarter of 2018 when compared to the second quarter of 2017. The increase in employee-related expenses was mainly related to: (1) an increase in our full-time equivalent ('FTE') headcount, (2) inflation in base wages, and (3) higher bonuses and commissions due to growth in net sales and net earnings. Occupancy-related expenses, which represent 15% to 20% of operating and administrative expenses, increased 3.0%. This was primarily due to an increase in expenses related to industrial vending equipment which was only partly offset by lower occupancy expenses related to a reduction in our public branch count. Selling transportation expenses, which represent approximately 5% of operating and administrative expenses, increased 17.6% due to: (1) higher average fuel prices and consumption during the period, and (2) timing associated with vehicle sales.

The table below summarizes our FTE headcount at the end of the periods presented and the percentage change compared to the end of the prior periods:

			Change Since:		Change Since:
	Q2	Q4	Q4	Q2	Q2
	2018	2017	2017	2017	2017
In-market locations	12,214	11,549	5.8%	11,760	3.9%
Total	18,444	17,519	5.3%	17,612	4.7%
Note - Full-time equivalent is based on 40 hours per week.
Our net interest expense was $3.1 in the second quarter of 2018 compared to $2.1 in the second quarter of 2017. This increase was mainly caused by higher average interest rates and a slightly higher average debt balance during the period.
We recorded income tax expense of $54.7 in the second quarter of 2018, or 20.6% of earnings before income taxes. This amount reflects primarily two items: (1) The estimated impacts of the tax legislation commonly referred to as the Tax Cuts and Jobs Act (the 'Tax Act') resulted in a lower tax rate beginning in the first quarter of 2018, and (2) the estimated impact of a one-time benefit of approximately $9.7 related to accelerating depreciation for certain physical assets. We will continue to monitor and evaluate guidance and clarifications from the Internal Revenue Service as it relates to the Tax Act, and will refine these estimates as necessary. Income tax expense was $86.5 in the second quarter of 2017, or 36.7% of earnings before income taxes.

Our net earnings during the second quarter of 2018 were $211.2, an increase of 41.9% when compared to the second quarter of
2017. Our diluted net earnings per share were $0.74 during the second quarter of 2018 compared to $0.52 during the second quarter of 2017. We believe the combined effects of discrete tax items and the lower tax rate resulting from the impact of the Tax Act benefited our basic and diluted earnings per share by approximately $0.15 in the second quarter of 2018.
Growth Driver Performance
We signed 5,537 industrial vending devices during the second quarter of 2018, an increase of 13.4% compared to the second quarter of 2017. Our installed device count on June 30, 2018 was 76,069, an increase of 14.3% over June 30, 2017. Sales through our vending devices continued to grow at a pace over 20% in the second quarter of 2018, due to the increase in the installed base, and to a lesser degree, an increase in revenue per device. These amounts do not include the devices deployed as part of our lease locker program.
We signed 81 new Onsite locations (defined as dedicated sales and service provided from within, or in close proximity to, the customer's facility) during the second quarter of 2018 compared to 68 signings in the second quarter of 2017, an increase of 19.1%. We had 761 active sites on June 30, 2018, which represented an increase of 56.6% from June 30, 2017. Our 2018 goal for Onsite signings remains in the range of 360 to 385.
We signed 43 new national account contracts (defined as new customer accounts with a multi-site contract) in the second quarter of 2018, and revenues attributable to national account customers represented 50.7% of our total revenues in the period. Daily sales to our national account customers grew 19.1% in the second quarter of 2018 over the second quarter of 2017. Beyond signings (or growth activities), our large customers can provide insights into the trends of our overall marketplace. Demand began to improve in the first quarter of 2017, and strengthened in the second quarter of 2017 when sales to 68 of our top 100 customers were growing. That pattern has continued with sales to 72 of our top 100 customers growing in the third and fourth quarters of 2017, and sales to 78 of our top 100 customers growing in the first quarter of 2018. In the second quarter of 2018, sales to 80 of our top 100 customers grew. Sales to our non-national account customers continued to grow at a mid- to high-single digit rate in the second quarter of 2018.
Balance Sheet and Cash Flow
We produced operating cash flow of $311.6 in the first six months of 2018, representing 80.8% of the period's net earnings versus 103.6% in the first six months of 2017. The decline in our operating cash flow as a percentage of net earnings largely reflects working capital trends as further described below. We invested $53.8 for property and equipment, net of proceeds from sales, in the first six months of 2018 compared to $52.8 in the first six months of 2017. Our strong vending demand has increased our expected capital spending for 2018; we now expect our net spending on property and equipment in 2018 to increase by $9.0 to $158.0. Our new expected spend amount represents an increase of $45.5, or 40.4% from 2017. We paid $212.7 in dividends during the first six months of 2018, compared to $185.1 in the first six months of 2017.
During the second quarter of 2018, we purchased 800,000 shares of our common stock at an average price of approximately $50.51 per share.

Total debt on our balance sheet was $425.0 at the end of the second quarter of 2018, or 16.0% of total capital (the sum of stockholders' equity and total debt). This compares to $445.0, or 18.3% of total capital, at the end of the second quarter of 2017.
Accounts receivable were $733.7 at the end of the second quarter of 2018, an increase of $120.2, or 19.6%, over the second quarter of 2017. This reflects accelerating growth in sales combined with relatively stronger growth in the first half of 2018 of our national accounts and our international business, each of which tend to have longer payment terms than our business as a whole. Growth in net accounts receivable in the period was also impacted by the timing of these customers' payments. Inventories were $1,163.4 at the end of the second quarter of 2018, an increase of $119.1, or 11.4%, over the second quarter of 2017, primarily to support healthy business activity and sales growth. Accounts payable were $172.1 at the end of the second quarter of 2018, an increase of $30.8, or 21.8%, from the second quarter of 2017, driven by an increase in inventory demand due to sales growth.
Additional Information
The table below summarizes our in-market location employee count and our total employee count at the end of the periods presented, and changes in that count from the end of the prior periods to the end of the most recent period. The final items below summarize our cumulative investments in branch locations, Onsite locations, total in-market locations, and industrial vending devices.

			Change Since:		Change Since:
	Q2 2018	Q4 2017	Q4 2017	Q2 2017	Q2 2017
End of period total in-market locations (1) - employee count	13,688	13,424	2.0%	13,335	2.6%
End of period total employee count	20,855	20,565	1.4%	20,174	3.4%

Number of public branch locations	2,290	2,383	-3.9%	2,451	-6.6%
Number of active Onsite locations	761	605	25.8%	486	56.6%
Number of in-market locations (1)	3,051	2,988	2.1%	2,937	3.9%
Industrial vending devices (installed device count) (2)	76,069	71,421	6.5%	66,577	14.3%
Ratio of industrial vending devices to in-market locations	25:1	24:1		23:1
(1) 'In-market locations' is defined as the sum of the total number of public branch locations and the total number of active Onsite locations.
(2) This number represents devices which principally dispense product and produce product revenues, and excludes approximately 15,000 devices which are principally used for the check-in/check-out of equipment.

During the last twelve months, we increased our absolute employee headcount by 353 people in our in-market locations and 681 people in total. The increase is mostly a function of additions we have made to support customer growth in the field as well as investments in our growth drivers.
We opened five branches in the second quarter of 2018 and closed 43 branches. Additionally, one branch was converted from a public branch to a non-public location. Our branch network forms the foundation of our business strategy, and we will continue to open or close branches as is deemed necessary to sustain and improve our network and support our growth drivers.

CONFERENCE CALL TO DISCUSS QUARTERLY RESULTS
As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.
ADDITIONAL MONTHLY AND QUARTERLY INFORMATION
We publish on the 'Investor Relations' page of our website at www.fastenal.com both our monthly consolidated net sales information and the presentation for our quarterly conference call (which includes information, supplemental to that contained in our earnings announcement, regarding results for the quarter). We expect to publish the consolidated net sales information for each month, other than the third month of a quarter, at 6:00 a.m., central time, on the fourth business day of the following month. We expect to publish the consolidated net sales information for the third month of each quarter and the conference call presentation for each quarter at 6:00 a.m., central time, on the date our earnings announcement for such quarter is publicly released.
FORWARD LOOKING STATEMENTS
Certain statements contained in this document do not relate strictly to historical or current facts. As such, they are considered 'forward-looking statements' that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as anticipate, believe, should, estimate, expect, intend, may, will, plan, goal, project, hope, trend, target, opportunity, and similar words or expressions, or by references to typical outcomes. Any statement that is not a historical fact, including estimates, projections, future trends, and the outcome of events that have not yet occurred, is a forward-looking statement. Our forward-looking statements generally relate to our expectations regarding the business environment in which we operate, our projections of future performance, our perceived marketplace opportunities, our strategies, goals, mission, and vision, and our expectations about future capital expenditures. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statement can be guaranteed and actual results may vary materially. Factors that could cause our actual results to differ from those discussed in the forward-looking statements include, but are not limited to, those detailed in our most recent annual and quarterly reports. Each forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any such statement to reflect events or circumstances arising after such date. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Amounts in millions except share information)

	(Unaudited)
Assets	June 30, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$135.5	116.9
Trade accounts receivable, net of allowance for doubtful accounts of $11.4 and $11.9, respectively	733.7	607.8
Inventories	1,163.4	1,092.9
Other current assets	108.1	118.1
Total current assets	2,140.7	1,935.7

Property and equipment, net	880.1	893.6
Other assets	79.3	81.2

Total assets	$3,100.1	2,910.5

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of debt	$2.5	3.0
Accounts payable	172.1	147.5
Accrued expenses	204.4	194.0
Income taxes payable	2.0	6.5
Total current liabilities	381.0	351.0

Long-term debt	422.5	412.0
Deferred income taxes	70.0	50.6

Stockholders' equity:
Preferred stock: $0.01 par value, 5,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock: $0.01 par value, 400,000,000 shares authorized, 286,948,535 and 287,591,536 shares issued and outstanding, respectively	2.9	2.9
Additional paid-in capital	0.4	8.5
Retained earnings	2,259.2	2,110.6
Accumulated other comprehensive loss	(35.9)	(25.1)
Total stockholders' equity	2,226.6	2,096.9

Total liabilities and stockholders' equity	$3,100.1	2,910.5

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(Amounts in millions except earnings per share)

	(Unaudited)		(Unaudited)
	Six Months Ended, June 30		Three Months Ended June 30,
	2018	2017	2018	2017
Net sales	$2,453.7	2,169.2	$1,267.9	1,121.5

Cost of sales	1,258.4	1,092.7	650.2	563.0
Gross profit	1,195.3	1,076.5	617.7	558.5

Operating and administrative expenses	692.0	627.5	349.3	321.6
Gain on sale of property and equipment	(0.2)	(1.0)	(0.6)	(0.6)
Operating income	503.5	450.0	269.0	237.5

Interest income	0.2	0.2	0.1	0.1
Interest expense	(5.9)	(3.9)	(3.2)	(2.2)

Earnings before income taxes	497.8	446.3	265.9	235.4

Income tax expense	112.3	163.2	54.7	86.5

Net earnings	$385.5	283.1	$211.2	148.9

Basic net earnings per share	$1.34	0.98	$0.74	0.52

Diluted net earnings per share	$1.34	0.98	$0.74	0.52

Basic weighted average shares outstanding	287.4	288.9	287.1	288.7

Diluted weighted average shares outstanding	287.6	289.1	287.3	288.8

FASTENAL COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Amounts in millions)
	(Unaudited)
	Six Months Ended June 30,
	2018	2017

Cash flows from operating activities:
Net earnings	$385.5	283.1
Adjustments to reconcile net earnings to net cash provided by operating activities, net of acquisition:
Depreciation of property and equipment	65.5	60.8
Gain on sale of property and equipment	(0.2)	(1.0)
Bad debt expense	2.7	4.0
Deferred income taxes	19.4	0.8
Stock-based compensation	2.5	2.8
Amortization of intangible assets	2.0	1.8
Changes in operating assets and liabilities, net of acquisition:
Trade accounts receivable	(132.0)	(108.0)
Inventories	(75.0)	(32.1)
Other current assets	10.0	2.5
Accounts payable	24.6	30.0
Accrued expenses	10.4	24.0
Income taxes	(4.5)	24.8
Other	0.7	(0.2)
Net cash provided by operating activities	311.6	293.3

Cash flows from investing activities:
Purchases of property and equipment	(60.6)	(57.4)
Proceeds from sale of property and equipment	6.8	4.6
Cash paid for acquisition	—	(58.7)
Other	(0.1)	1.8
Net cash used in investing activities	(53.9)	(109.7)

Cash flows from financing activities:
Proceeds from debt obligations	415.0	550.0
Payments against debt obligations	(405.0)	(495.0)
Proceeds from exercise of stock options	5.6	3.3
Purchases of common stock	(40.4)	(56.7)
Payments of dividends	(212.7)	(185.1)
Net cash used in financing activities	(237.5)	(183.5)

Effect of exchange rate changes on cash and cash equivalents	(1.6)	2.3

Net increase in cash and cash equivalents	18.6	2.4

Cash and cash equivalents at beginning of period	116.9	112.7
Cash and cash equivalents at end of period	$135.5	115.1

Supplemental disclosure of cash flow information:
Cash paid for interest	$5.9	3.5
Net cash paid for income taxes	$96.8	137.1

CONTACT:	Ellen Stolts
Financial Reporting & Regulatory Compliance Manager
507-313-7282